EXHIBIT 99.1

Rhino Resource Partners LP Announces First Quarter Distribution and Earnings Release Date

Rhino Resource Partners LP (NYSE: RNO) ("Rhino" or the "Partnership") today announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis.  This distribution will be paid on May 15, 2014 to all common unitholders of record as of the close of business on May 1, 2014 and no distribution will be paid on the subordinated units.

Rhino today also announced that it plans to release its 2014 first quarter financial results on Thursday, May 1, 2014, before the market opens.  In connection with the earnings release, Rhino will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Thursday, May 1, 2014, at 11:00 am (ET).

Participants should call 866-510-0707 (United States/Canada) or 617-597-5376 (International) and utilize the confirmation code 34059842. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 35406268. The recording will be available from 2:00 pm (ET) on Thursday, May 1, 2014 through Thursday, May 8, 2014 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'. The webcast will be archived on the site for one year.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Rhino's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Rhino's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford").  Wexford is an SEC registered investment advisor with over $4 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford's extensive portfolio of energy, resource and related investments, it sees a broad flow of potential new investment opportunities, many of which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites - RhinoLP.com and Wexford.com.

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CONTACT: Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com